UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2014

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-34945	98-0430762
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

1200 17th Street, Suite 2600, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01              Other Events.

The Board of Directors of Triangle Petroleum Corporation (the “Company”) has approved a share repurchase program authorizing the repurchase of outstanding shares to offset certain potentially dilutive future issuances of the Company’s common stock.

The program permits repurchases up to the number of shares potentially issuable, at any given time, pursuant to the paid-in-kind interest accrued on the Company’s $120.0 million initial principal amount 5.0% Convertible Promissory Note issued to Natural Gas Partners on July 31, 2012 (the “NGP Note”).  The NGP Note accrues interest at a rate of 5.0% per annum, compounded quarterly. Such interest payments are paid-in-kind by adding to the principal balance of the NGP Note; provided that, following September 30, 2017, the Company has the option to make such interest payments in cash. The NGP Note, including the paid-in-kind interest, is convertible into the Company’s common stock at an initial conversion price of $8.00 per share.  The number of shares available for repurchase will increase over time as the accrued paid-in-kind interest increases.

The program permits additional repurchases up to the number of shares of common stock authorized for issuance under the Company’s 2014 Equity Incentive Plan and its CEO Stand-Alone Stock Option Agreement.

Shares repurchased under the program may be repurchased from time to time, in amounts and at prices that the Company deems appropriate, subject to market and business conditions and other considerations. The repurchase program may be executed using open market purchases pursuant to Rule 10b-18 under the Securities Exchange Act of 1934, as amended, pursuant to a Rule 10b5-1 plan, in privately negotiated agreements, or other transactions. The repurchase program may be suspended or discontinued at any time without prior notice.

The above-referenced program permits repurchases in addition to the $25.0 million share repurchase program previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2014.

The information in this Item 8.01 is being filed for informational purposes only.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2014	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Jonathan Samuels
Jonathan Samuels
President and Chief Executive Officer